Exhibit 99.1

Talos Energy Achieves Successful Results from Lime Rock and Venice Prospects

Houston, Texas, January 3, 2023 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced that the Company’s Lime Rock and Venice prospects both successfully discovered commercial quantities of oil and natural gas during sequential drilling operations in the fourth quarter of 2022. Talos holds a 60% working interest in the two deepwater discoveries, both of which are located near the Company’s 100% owned and operated Ram Powell platform, where future production from both wells will flow via subsea tiebacks.

Lime Rock and Venice Highlights:

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78 feet and 72 feet of net hydrocarbon pay in the primary targets at Lime Rock and Venice, respectively, with excellent geologic qualities; Talos collected pressure, fluid and core samples from the wells to confirm the discoveries.

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Expected combined gross production rates in-line with pre-drill estimates of approximately 15-20 thousand barrels of oil equivalent per day (“MBoe/d”); the two wells will produce through a shared riser system at the Ram Powell facility.

•	Expected combined gross recoverable resources in-line with pre-drill estimates of 20-30 million barrels of oil equivalent (“MMBoe”), averaging approximately 40% oil and 60% liquids.

•	Expected completion operations in the second half of 2023, with first production from both wells by the first quarter of 2024.

•	Subsea tieback distance to the Ram Powell facility of 9 miles for the Lime Rock discovery and 4 miles for the Venice discovery.

•	Talos will collect volume-based production handling fees (“PHA fees”) from non-operated partners in both discoveries.

Talos President and Chief Executive Officer Timothy S. Duncan commented: “I’m proud of our team for starting our deepwater drilling campaign with consecutive early successes. These two discoveries are case studies of the exciting potential that infrastructure-led development can bring in the U.S. Gulf of Mexico. For Talos, that translates to providing material production and cash flow in 2024 and beyond while reducing our operating cost structure through PHA fees and our carbon intensity through low emission subsea production. Demonstrating our ability to successfully leverage existing infrastructure also reinforces the strategic merits of our pending acquisition of EnVen Energy Corporation, which will double our deepwater infrastructure footprint by adding six major facilities. Ram Powell provides a blueprint for future optimization, development and exploration potential around those assets and our own.”

The Lime Rock and Venice discoveries are representative of the Company’s strategy of utilizing infrastructure acquired through active business development as a cornerstone for the Company’s organic growth strategy. Following its installation as the deepest production facility in the world at the time, Ram Powell produced approximately 250 MMBoe until Talos acquired the asset in 2018. The Company then initiated numerous optimization projects that increased production rates, reduced costs and initiated a third-party production handling agreement. Simultaneously, Talos applied proprietary seismic reprocessing techniques to multiple recent vintage seismic surveys to identify new drilling prospects near Ram Powell, including Lime Rock and Venice.

The Lime Rock prospect was acquired in Lease Sale 256 in November of 2020 and is located approximately 9 miles from the Ram Powell facility. The Venice prospect was identified within the existing Ram Powell unit acreage approximately 4 miles from the Ram Powell facility. Talos originally held a 100% working interest in both prospects prior to successful farm-downs to achieve its targeted 60% working interest. The Company expects the Lime Rock and Venice discoveries to bring Ram Powell’s production rates to levels last seen approximately 15 years ago.

Lime Rock and Venice are the first two deepwater exploitation wells in the Company’s current open-water rig program that started in the fourth quarter of 2022 and which will continue in the first half of 2023 with the Rigolets and Lisbon prospects, among others. Separately, Talos expects results from its operated Mount Hunter development well and its non-operated Puma West exploration well in the first quarter of 2023. The Company’s non-operated Pancheron exploration well is also expected to spud in the first half of 2023.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both through upstream oil and gas exploration and production and the development of carbon capture and sequestration opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and sequestration initiatives both in and along the coast of the U.S. Gulf of Mexico. For more information, visit www.talosenergy.com.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

INVESTOR RELATIONS CONTACT

Sergio Maiworm

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, our ability to realize the results contemplated by our 2022 guidance, the success of the proposed transaction with EnVen Energy Corporation and anticipated future performance of the combined company, the success of our carbon capture and sequestration projects, commodity price volatility, the lack of a resolution to the war in Ukraine and its impact on certain commodity markets; the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions; the impact of the ongoing sub-surface water flood project in the Phoenix Field and any updates to our estimated ultimate recovery from such project; lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors; sustained inflation and the impact of central bank policy in response thereto; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; adverse weather events, including tropical storms, hurricanes and winter storms; cybersecurity threats; the continued impact of the coronavirus disease 2019 (“COVID-19”), including any new strains or variants, and governmental measures related thereto; the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions; changes to federal income tax laws and regulations, including the Inflation Reduction Act of 2022; environmental risks; failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from our current discoveries and prospects; geologic risk; drilling and other operating risks; well control risk; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production; cash flow and access to capital; the timing of development expenditures; potential adverse reactions or competitive responses to our acquisitions and other transactions; the possibility that the anticipated benefits of our acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of acquired assets and operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” of Talos Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022, Part II, Item 1A. “Risk Factors” of Talos Energy Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, filed with the SEC on May 5, 2022 and Part II, Item 1A. “Risk Factors” of Talos Energy Inc’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2022 and September 30, 2022, filed with the SEC on August 5, 2022 and November 3, 2022, respectively. Should one or more of the risks or uncertainties described herein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

RESERVE INFORMATION

Estimates of recoverable hydrocarbon volumes and related measures as presented herein are based on internal data prepared by the Company’s management team in reliance on several assumptions. Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions upward or downward of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

In addition, we use the terms “expected combined gross recoverable resource” and “net hydrocarbon pay” in this release, neither of which is a measure of “reserves” prepared in accordance with SEC guidelines or permitted to be included in SEC filings. These resource estimates are inherently more uncertain than estimates of reserves prepared in accordance with SEC guidelines.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002